Exhibit 10.5

                                  AGREEMENT

      THIS AGREEMENT (the "Agreement") is entered into as of August 17, 2000, by and among IVOICE.COM, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company") and Swartz Private Equity, LLC (hereinafter referred to as "Investor").

                                  RECITALS:

      WHEREAS, pursuant to the Company's offering ("Equity Line") of up to Twenty Million Dollars ($20,000,000), which amount will be increased Forty Million Dollars ($40,000,000) on the date, if any, that the Company's Common Stock becomes listed on the Nasdaq Small Cap Market or National Market, if and only if the lowest closing price for the Company's Common Stock is equal to or greater than $2.50 for each of the 15 trading days immediately preceding such listing (the "Maximum Offering Amount"), excluding any funds paid upon exercise of the Warrants, of Common Stock of the Company pursuant to that certain Investment Agreement (the "Investment Agreement") between the Company and Investor dated on or about August 17, 2000, the Company has agreed to sell and Investor has agreed to purchase, from time to time as provided in the Investment Agreement, shares of the Company's Common Stock for a maximum aggregate offering amount of up to the Maximum Offering Amount; and

      WHEREAS, pursuant to the terms of the Investment Agreement, the Company has agreed, among other things, to issue to the Investor Commitment Warrants, as defined in the Investment Agreement, to purchase a number of shares of Common Stock, exercisable for five (5) years from their respective dates of issuance.

                                    TERMS:

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Issuance of Commitment Warrants. As compensation for entering into the Equity Line, Investor received a warrant convertible into 5,490,000 shares of the Company's Common Stock, in the form attached hereto as Exhibit A (the "Commitment Warrants").

2. Issuance of Additional Warrants. On the date (the "First Put Date") of the first Put Notice that is delivered to Investor pursuant to the Investment Agreement, Investor shall receive additional warrants (the "Additional Warrants"), to purchase a number of shares of Common Stock, if necessary, such that the sum of the number of Commitment Warrants and the number of Additional Warrants issued to Investor shall equal at least 4.0% of the number of fully diluted shares (the "First Put Date Fully Diluted Shares") of Common Stock of the Company as determined on that date. In addition, on each six month anniversary of the First Put Date (each, a "Six Month Anniversary Date"), the Company shall issue to the Investor a number of additional warrants (also, "Additional Warrants"), to purchase a number of shares of Common Stock equal to "N," where "N" is defined as follows:

      "N" = NACS x PPD x X%

      where,

      "NACS" (the number of additional common shares) = the number, if any, of additional shares of Common Stock that the Company has issued during the period beginning on the First Put Date and ending on the applicable Six-Month Anniversary date, not including any shares that were included in the determination of the First Put Date Fully Diluted Shares and not including issuances to the Investor.

      "PPD" (percentage price drop) =

                     Lowest Evaluation Price - Market Price
                             Lowest Evaluation Price


      "Evaluation Price" = the lowest closing price of the Company's Common Stock for the five (5) trading days immediately preceding the First Put Date and the lowest closing price of the Company's Common Stock for the five (5) trading days immediately preceding each Six Month Anniversary Date.

      "Lowest Evaluation Price" = the lowest Evaluation Price determined at any time prior to and not including the Six Month Anniversary for which "N" is being determined.

      "Market Price" = the lowest closing price of the Company's Common Stock for the five (5) trading days immediately preceding the Six Month Anniversary Date for which "N" is being determined.

      "X" shall equal 4% on the First Put Date, and shall be reduce by 0.5% for each Six Month Anniversary that occurs thereafter.

      In no event shall "N" be less than zero.

 The Additional Warrants shall initially be exerciseable at the same price as the Commitment Warrants (as most recently reset), shall have the same reset provisions as the Commitment Warrants (which resets shall occur on each six month anniversary of the date of issuance of the applicable Additional Warrant throughout the term of the applicable Additional Warrant), shall have piggyback registration rights and shall have a 5-year term.

3. Opinion of Counsel. Concurrently with the issuance and delivery of the Commitment Opinion (as defined in the Investment Agreement) to the Investor, or on the date that is six (6) months after the date of this Agreement, whichever is sooner, the Company shall deliver to the Investor an Opinion of Counsel (signed by the Company's independent counsel) covering the issuance of the Commitment Warrants and the Additional Warrants, and the issuance and resale of the Common Stock issuable upon exercise of the Warrants and the Additional Warrants.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements made in and wholly to be performed in that jurisdiction, except for matters arising under the Act or the Securities Exchange Act of 1934, which matters shall be construed and interpreted in accordance with such laws.


      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 17th day of August, 2000.


IVOICE.COM, INC.                         INVESTOR:
                                         SWARTZ PRIVATE EQUITY, LLC.



By: /s/ Jerry Mahoney                    By: /s/ Eric S. Swartz
   ---------------------------------         ----------------------------------
      Jerry Mahoney, President & CEO               Eric S. Swartz, Manager


iVoice.com, Inc.                         1080 Holcomb Bridge Road
750 Highway 34                           Bldg. 200, Suite 285
Matawan, NJ 07747                        Roswell, GA  30076
Telephone: (732) 441-7700                Telephone: (770) 640-8130
Facsimile:  (732) 441-9895               Facsimile:  (770) 640-7150